UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On March 31, 2016 P&F Industries, Inc. (the “Company”), its subsidiaries Florida Pneumatic Manufacturing Corporation (“Florida Pneumatic”), Hy-Tech Machine, Inc. (Hy-Tech”), ATSCO Holdings Corp. (“ATSCO” and together with the Company, Florida Pneumatic and Hy-Tech, collectively, “Borrowers”) and the Company’s subsidiaries Continental Tool Group, Inc. (“Continental Tool”), Countrywide Hardware, Inc. (“Countrywide”), Embassy Industries, Inc. (“Embassy”), Green Manufacturing, Inc. (“Green”), Pacific Stair Products, Inc. (“Pacific Stair”), WILP Holdings, Inc. (“WILP”), Exhaust Technologies, Inc. (“Exhaust”) and Woodmark International, L.P. (“Woodmark,” and together with Continental Tool, Countrywide, Embassy, Green, Pacific Stair, WILP and Exhaust, collectively, “Guarantors”) entered into the Third Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”), with Capital One, National Association, as agent (the “Agent”) for the lenders (the “Lenders”) from time to time party to the Loan Agreement (as defined below). The Amendment amended the Amended and Restated Loan and Security Agreement, dated as of August 12, 2014, as amended from time to time (the “Loan Agreement”), among the Borrowers, the Guarantors, the Agent and the Lenders.

The Amendment, among other things, amended certain definitions of the Loan Agreement to provide the consent of the Agent and Lenders with respect to (i) a one-time Distribution (as defined in the Loan Agreement) by the Company in an amount not to exceed the lesser of $0.50 per share of the Company’s issued and outstanding Class A Common Stock (“Common Stock”) or $1,800,000, declared on March 8, 2016 and made on or before April 15, 2016 and (ii) quarterly Distributions, each in an amount not to exceed the lesser of $0.05 per share of the Company’s issued and outstanding Common Stock or $200,000, commencing with the fiscal quarter ending March 31, 2016.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached as an Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits:

10.1	Third Amendment to Amended and Restated Loan and Security Agreement, dated as of March 31, 2016, by and among the Borrowers, Guarantors, Lenders and Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.
Date: April 5, 2016
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer